Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment No. 1 to Registration Statement No. 333-152653 on Form S-11 of our report dated March 31, 2009, relating to the consolidated financial statements and financial statement schedule of CB Richard Ellis Realty Trust and subsidiaries as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and the effectiveness of CB Richard Ellis Realty Trust’s internal control over financial reporting as of December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board No. 159, The Fair Value Option for Financial Assets and Liabilities), appearing in the Annual Report on Form 10-K of CB Richard Ellis Realty Trust and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

April 16, 2009